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Exhibit 4.6

ALLIANCE DATA SYSTEMS CORPORATION

2003 LONG-TERM INCENTIVE PLAN

        1.     PURPOSE. The purpose of this 2003 Long-Term Incentive Plan (the "Plan") of Alliance Data Systems Corporation, a Delaware corporation (the "Company"), is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward executive officers, other key employees, directors and consultants of and service providers to the Company and its Affiliates, and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders.

        2.     DEFINITIONS. For purposes of the Plan, the following additional terms shall be defined as set forth below:

          (a)   "Affiliate" means any entity that either has a direct or indirect equity interest in the Company or with respect to which the Company holds an equity interest; provided, that, with respect to ISOs, the term shall only mean "parent corporation" and "subsidiary corporation" as defined in Sections 424(e) and 424(f) of the Code, respectively.

          (b)   "Award" means either a Nonqualified Stock Option, an ISO, or Restricted Stock.

          (c)   "Agreement" means any written agreement, contract, notice or other instrument or document evidencing an Award.

          (d)   "Beneficiary" shall mean the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    "Cause" means, if the Participant is a party to an employment agreement or agreement for services with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition therein contained, or, if no such agreement or definition exists, it shall mean a Participant's (i) material breach of any of such Participant's covenants or obligations under any applicable employment agreement or agreement for services or non-compete agreement; (ii) continued failure after written notice from the Company or any applicable Affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of such Participant's superiors, including, without limitation, the Board; (iii) commission of a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or other crime involving moral turpitude; or (iv) material violation of any material law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the Company or of an Affiliate. The Board or Committee, in good faith, shall determine all matters and questions relating to whether a Participant has been discharged for Cause.

          (g)   "Change in Control" means one of the following events: (i) the merger, consolidation or other reorganization of the Company in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of the Company), cash, or other property, (ii) the sale, lease or exchange of all or substantially all of the assets of the Company to any other corporation or entity (except a direct or indirect wholly owned subsidiary of the Company), (iii) the adoption by the stockholders of the Company of a plan of liquidation and dissolution, (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity other than (x) Welsh Carson Anderson & Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, including without limitation a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (whether or not such Act is then applicable to the Company), of beneficial ownership, as contemplated by such Section, of more than twenty percent (20%) (based on voting power) of the Company's outstanding capital stock and such person, entity or group either has, or either publicly or by written notice to the Company states an intention to seek, a representative member on the Board, (v) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person, entity or group other than (x) Welsh Carson Anderson & Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, of beneficial ownership of more than thirty percent (30%) (based on voting power) of the Company's outstanding capital stock, or (vi) as a result of or in connection with a contested election of directors, the persons who were the directors of the Company before such election shall cease to constitute a majority of the Board.

          (h)   "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

          (i)    "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan. Any such Committee that is authorized to grant Awards to Participants subject to Section 16 of the Exchange Act (a "Section 16 Committee") shall, to the extent necessary to comply with Rule 16b-3, be comprised of two or more "nonemployee directors" within the meaning of Rule 16b-3 or shall constitute the entire Board, and any such Committee that is authorized to grant Awards to executive officers of the Company (which may or may not be the same Committee as the Section 16 Committee) shall, to the extent necessary to comply with Section 162(m) of the Code, and to the extent that such Awards are intended to be "performance-based" under Section 162(m) of the Code, be comprised of two or more "outside directors" within the meaning of Section 162(m) (a "Section 162(m) Committee"); provided, however, that no director who is also an employee of the Company may sit on any Committee (other than the full Board when it is sitting as the Section 16 Committee).

          (j)    "Disability" means: (a) in the case of a Participant whose employment or service is subject to the terms of an employment or other agreement, which agreement includes a definition of "Disability," the definition therein contained; or (b) the term "Disability" as used in any applicable long-term disability plan, if any; or (c) if there is no such agreement or plan, it shall mean a physical or mental infirmity which impairs the Participant's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

          (k)   "Effective Date" means the date that the Plan has been adopted by the Board subject to approval by stockholders.

          (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

          (m)  "Fair Market Value" means with respect to any date that the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the average of the high and low price per share of the Stock on that date as reported in the WALL STREET JOURNAL (or other reporting service approved by the Committee); provided, however, that with respect to Stock that is not listed on a national securities exchange or quoted in an interdealer quotation system and with respect to other property, the Fair Market Value of such Stock or other property shall be determined in good faith by such methods or procedures as shall be established from time to time by the Committee.

          (n)   "Good Reason" means, if the Participant is a party to an employment agreement or agreement for services with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition therein contained, or, if no such agreement or definition exists, it shall mean the occurrence of any of the following events, in each case without the Participant's consent: (i) lessening of the Participant's responsibilities; (ii) a reduction in the Participant's annual base salary; or (iii) the Company's requiring the Participant to be based anywhere other than within fifty (50) miles of the Participant's place of employment at the time of the grant of an Option or Award, except for reasonably required travel to an extent substantially consistent with the Participant's business travel obligations.

          (o)   "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (p)   "Nonqualified Stock Option" means an Option that is not an ISO.

          (q)   "Option" means either an ISO or a Nonqualified Stock Option.

          (r)   "Participant" means a person who, at a time when eligible under Section 5 hereof, has been granted an Award under the Plan.

          (s)   "Performance Shares" means shares of Stock subject to any of the performance goals set forth in Section 7(b) hereof.

          (t)    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          (u)   "Retirement" means an employee's termination of employment at or after "normal retirement age" as such term is defined in the qualified plan sponsored by the Company or any Affiliate with respect to which such employee is entitled to participate.

          (v)   "Restricted Stock" means an Award of Stock subject to forfeiture if the restrictions with respect to such Stock do not lapse.

          (w)  "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          (x)   "Stock" means the Common Stock, $.01 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 4 hereof.

          (y)   "Ten-Percent Stockholder" means a Participant, who, at the time an ISO is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a "parent" or "subsidiary" (as such terms are defined in Section 6(b)(3) hereof).

3.
ADMINISTRATION.

        (a)   AUTHORITY OF THE COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i)    to select persons to whom Awards may be granted;

          (ii)   to determine the type or types of Awards to be granted to each such person;

          (iii)  to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability or settlement of an Award, and waivers or accelerations thereof, performance conditions relating to an Award (including performance conditions relating to Awards not intended to be governed by Section 7(b) and waivers and modifications thereof), based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

          (iv)  to determine whether, to what extent and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (v)   to prescribe the form of each Agreement, which need not be identical for each Participant;

          (vi)  to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (vii)   to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Agreement or other instrument hereunder; and

          (viii)   to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

          (b)   MANNER OF EXERCISE OF COMMITTEE AUTHORITY. Unless authority is specifically reserved to the Board under the terms of the Plan, the Company's Certificate of Incorporation or Bylaws, or applicable law, the Committee shall have sole discretion in exercising authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter by modified by the Committee (subject to Section 8(e)). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3, if applicable, and other applicable law. Notwithstanding the foregoing, the Board may delegate, by a resolution adopted by the Board, authority to one or more officers of the Company to do one or both of the following: (i) designate the officers and employees of the Company or any of its Subsidiaries who shall be granted Awards under the Plan, and (ii) determine the number of shares subject to the Awards to be granted to such officers and employees; provided, however, that said Board resolution shall specify the total number of shares that may be subject to Awards that shall be granted by such officer or officers, shall include the terms of the Awards, and shall specify either the exercise or purchase price of the Options or Restricted Stock, as the case may be, or the formula for determining such exercise or purchase price. The Board may not authorize any officer to designate himself or herself as a recipient of any Award hereunder.

          (c)   LIMITATION OF LIABILITY. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

        4.     STOCK SUBJECT TO PLAN.

          (a)   AMOUNT OF STOCK RESERVED. The total amount of Stock that may be delivered pursuant to Awards granted under the Plan shall not exceed 6,000,000 shares of Stock. Notwithstanding the foregoing, the number of shares that may be delivered upon the exercise of ISOs shall not exceed 6,000,000, subject in each case to adjustment as provided in Section 4(c), and the number of shares that may be delivered as Restricted Stock shall not in the aggregate exceed 6,000,000, provided, however, that shares subject to Awards shall not be deemed delivered if such Awards are forfeited, expire or otherwise terminate without delivery of shares to the Participant, and to the extent that the exercise price of an Option is paid in previously owned shares of Stock, only the net number of shares delivered to the Participant shall be subtracted from the aggregate number of shares available for grant hereunder. Further, to the extent that an Award is only to be paid in cash or is paid in cash, any shares of Stock subject to such Award shall again be available for the grant of an Award. Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares acquired in the market for a Participant's account.

          (b)   ANNUAL PER-PARTICIPANT LIMITATIONS. During any calendar year, no Participant may be granted Awards that may be settled by delivery of more than 2,000,000 shares of Stock, subject to adjustment as provided in Section 4(c).

          (c)   ADJUSTMENTS. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), including shares reserved for the ISOs and Restricted Stock, (ii) the number and kind of shares of Stock specified in the Annual Per-Participant Limitations under Section 4(b), (iii) the number and kind of shares of outstanding Restricted Stock or other outstanding Award in connection with which shares have been issued, (iv) the number and kind of shares that may be issued in respect of other outstanding Awards and (v) the exercise price or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate or in response to changes in applicable laws, regulations, or accounting principles. The foregoing notwithstanding, no adjustments shall be authorized under this Section 4(c) with respect to ISOs to the extent that such authority would cause the Plan to fail to comply with Section 422 of the Code, and no such adjustment shall be authorized with respect to Awards subject to Section 7(b) to the extent that such authority would cause such Awards to fail to qualify as "qualified performance-based compensation" under Section 162(m)(4)(C) of the Code.

        5.     ELIGIBILITY. Officers, employees, consultants and directors of the Company and its Affiliates are eligible to be granted Awards under the Plan.

        6.     SPECIFIC TERMS OF AWARDS.

          (a)   GENERAL. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant.

          (b)   OPTIONS. The Committee is authorized to grant Options on the following terms and conditions:

            (i)    EXERCISE PRICE. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that, with respect to ISOs, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option, and further PROVIDED, that the exercise price per share shall not be less than 110% of the Fair Market Value on the date of grant in the case of an ISO granted to a Ten-Percent Stockholder.

            (ii)   TIME AND METHOD OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The purchase price of Stock acquired pursuant to the exercise of an Option shall be paid either: (i) in cash at the time of purchase; (ii) with shares of vested Stock held by the Participant at least six months prior to the exercise, (iii) through such "cashless exercise" procedure that is acceptable to the Committee in its full discretion, to the extent such procedure does not violate the Sarbanes-Oxley Act of 2002 or any other applicable law; or (iv) subject to applicable law, in any other form of legal consideration that may be acceptable to the Committee in its discretion.

            (iii)    ISOS. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date of the Plan. An ISO shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an ISO granted to a Ten-Percent Stockholder). An Option shall be treated as an ISO only to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares with respect to which all ISOs held by a Participant (under the Plan and all other plans of the Company, its "parent corporation" or "subsidiary corporation" (as such terms are defined under Sections 424(e) and 424(f) of the Code, respectively)), become exercisable for the first time during any calendar year does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. To the extent this limitation is exceeded, an Option shall be treated as a Nonqualified Stock Option regardless of its designation as an ISO. Should any ISO remain exercisable more than three months after employment terminates for any reason other than Disability or death, or more than one year after employment terminates if employment terminates due to Disability, the Option shall immediately be converted to a Nonqualified Stock Option; provided, however, that if the Disability causing a Participant's termination of employment does not fit within the definition of "disability" under Section 422(c)(6) of the Code, the Option shall convert into a Nonqualified Stock Option three months after termination of employment although it will remain outstanding for one year after termination of employment. The Company shall have no liability in the event it is determined that any Option intended to be an ISO fails to qualify as such, whether such failure is a result of the Participant's disposition of shares purchased under the Option prior to the later of two years from the date of grant of the Option or one year from the date of transfer of the purchased shares to the Participant, the terms of this Plan or any governing Agreement or any other action or inaction by the Company or any Participant.

          (iv)  TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

              (A)  CESSATION OF VESTING. Unless otherwise determined by the Committee at the time of grant or thereafter, or as otherwise provided in this Plan, any unvested portion of any outstanding Option held by a Participant at the time of termination of employment or other service will be forfeited upon such termination; in addition, an Agreement may provide that such Option will continue vesting upon termination of employment or other service as long as the Participant continues employment or service with the Company or an Affiliate in another capacity.

              (B)  CESSATION OF EXERCISABILITY. Except as provided in Paragraphs C, D and E of this Section 6(b)(iv) or as otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant's employment or other service with the Company and its Affiliates, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the Option term or the last day of the 30-day period following such termination of employment or other service.

              (C)  RETIREMENT. Unless otherwise determined by the Committee at the time of grant or thereafter, if an employee who is a Participant terminates employment due to Retirement, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the Option term or the last day of the one-year period following such Retirement.

              (D)  DEATH OR DISABILITY. Unless otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant's employment or other service with the Company and its Affiliates due to death or Disability, such Participant may exercise the vested portion of any outstanding Option until the earlier of the last day of the Option term or the last day of the one-year period following such termination of employment or other service.

              (E)  TERMINATION BY THE COMPANY OR AN AFFILIATE FOR CAUSE. Unless otherwise determined by the Committee at the time of grant or thereafter, upon termination of a Participant's employment or other service with the Company and its Affiliates due to Cause, both the vested and unvested portions of any outstanding Option held by such Participant shall immediately be forfeited and shall no longer be exercisable.

          (v)   PERFORMANCE-BASED OPTIONS. All Options granted hereunder with a per share exercise price equal to the Fair Market Value of a share of Stock on the date of grant shall be deemed to have been intended to be "qualified performance-based compensation" as long as such Option has been granted by a Section 162(m) Committee. In addition, an Option may also qualify as "performance-based" if vesting is subject to the attainment of any of the performance goals set forth in Section 7(b) hereof and such Option has been granted by a Section 162(m) Committee.

        (c)   RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock on the following terms and conditions ("Restricted Stock"), including those with respect to which the restrictions lapse upon the achievement of performance goals under Section 7(b) hereof ("Performance Shares"):

            (i)    GRANT AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including those set forth in Section 7(b)), in such installments, or otherwise, as the Committee may determine. A Participant granted Restricted Stock or Performance Shares shall have such stockholder rights as may be set forth in the applicable Agreement, including, for example, the right to vote the Restricted Stock or Performance Shares, and the right to receive dividends thereon.

            (ii)   FORFEITURE. Except as otherwise determined by the Committee, upon termination of employment or other service (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock and Performance Shares that are at that time subject to restrictions shall be forfeited and shall become available for grant again by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes; provided, however, that no such determinations shall be made with respect to an Award of Performance Shares after the grant thereof if the Committee's discretion to make such determination shall result in the Award not being qualified as performance-based pursuant to Section 7(b) hereof and Section 162(m) of the Code.

            (iii)  CERTIFICATES FOR STOCK. Restricted Stock and Performance Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock and Performance Shares are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company may retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock or Performance Shares.

            (iv)  DIVIDENDS. Any dividends that may be paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed, unless otherwise determined by the Committee. An Award of Performance Shares shall provide that dividends shall only be payable with respect to such Award at such time and under such conditions that payment thereof will not cause the Award or payment of the Dividends to qualify as performance-based compensation pursuant to Section 7(b) hereof and Section 162(m) of the Code.

        7.     CERTAIN PROVISIONS APPLICABLE TO AWARDS

          (a)   TERM OF AWARDS. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of its grant (or, in the case of any ISO, such shorter period as may be applicable under Section 422 of the Code).

          (b)   PERFORMANCE-BASED AWARDS. The Committee may, in its discretion, designate any Award the exercisability or settlement of which is subject to the achievement of performance conditions as a performance-based Award subject to this Section 7(b), in order to qualify such Award as "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. The performance objectives for an Award subject to this Section 7(b) shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee but subject to this Section 7(b). Performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code. Business criteria used by the Committee in establishing performance objectives for Awards subject to this Section 7(b) shall be selected exclusively from among the following:

    (1)
    Annual return on capital;

    (2)
    Net earnings;

    (3)
    Annual earnings per share;

    (4)
    Cash earnings per share;

    (5)
    Annual cash flow provided by operations;

    (6)
    Changes in annual revenues;

    (7)
    Earnings before interest, taxes, depreciation and amortization ("EBITDA");

    (8)
    Funds from operations;

    (9)
    Funds from operations per share;

    (10)
    Operating income;

    (11)
    Pre or after tax income;

    (12)
    Cash available for distribution;

    (13)
    Cash available for distribution per share;

    (14)
    Return on equity;

    (15)
    Return on assets;

    (16)
    Share price performance;

    (17)
    Improvements in the Company's attainment of expense levels;

    (18)
    Implementation or completion of critical projects including, but not limited to, new product development;

    (19)
    Level of associate satisfaction; and

    (20)
    Improvement in cash-flow or (before or after tax) earnings and/or attainment of strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures.

        The levels of performance required with respect to such business criteria may be expressed in absolute or relative levels. Achievement of performance objectives with respect to such Awards shall be measured over a period of not less than one year nor more than five years, as the Committee may specify. Performance objectives may differ for such Awards to different Participants. The Committee shall specify the weighting to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Except with respect to Options that vest over time rather than upon the achievement of performance criteria, the Committee may, in its discretion, reduce the amount of a payout otherwise to be made in connection with an Award subject to this Section 7(b), which discretion may be exercised if, in the judgment of the Committee, other subjective factors warrant such a reduction. Under no circumstances may the Committee exercise its discretion to increase the amount of a payout. All determinations by the Committee as to the achievement of performance objectives shall be in writing, and no Award that has been designated as "performance-based" may be paid out unless the Committee has specified in writing that the objectives have been met; provided that no such written determination must be made with respect to Options that have an exercise price equal to the Fair Market Value of the covered shares on the date of grant and vest over time rather than upon achievement of performance criteria. The Committee may not delegate any responsibility with respect to an Award subject to this Section 7(b).

          (c)   CHANGE IN CONTROL.

            (i)    GENERAL. In connection with a Change in Control, the Committee may, in its sole discretion, accelerate the vesting and/or the lapse of restrictions with respect to any or all Awards granted hereunder, and may require that any and all vested Options be cancelled irrespective of whether the exercise price of such Options is greater than the Fair Market Value of shares covered by such Options. In the event of any such cancellation, if the exercise price of such Options is less than the Fair Market Value of the shares covered by such Options (the "Spread"), the Committee must provide either that (a) any such cancelled Options shall be deemed automatically exercised or (b) the affected Participants shall receive in cash, property, shares or a combination thereof, an amount equal to the value of the Spread. If an Award is not assumed, substituted for an award of equal value, or otherwise continued after a Change in Control, such Award shall automatically vest or the restrictions with respect to such Award shall lapse prior to the Change in Control at a time designated by the Committee. Notwithstanding any other provision of the Plan or any Agreement, no cancellation pursuant to this provision shall be deemed an action that materially impairs the rights of any Participant under any outstanding Award, and no Participant consent shall be required with respect to the cancellation of any Award under this provision including but not limited to Awards that qualify as ISOs.

            (ii)   TERMINATION FOLLOWING A CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, unless otherwise provided by the Committee in an Agreement, all conditions and restrictions relating to an Award, including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring the continued performance of services or the achievement of performance objectives with respect to the exercisability or settlement of such Award, shall immediately lapse upon a termination of employment or service by the Company without Cause or by a Participant for Good Reason within twelve months after a Change in Control, and any such Award that is an Option shall remain outstanding until the earlier of the last day of the term of such Option, or the end of the last day of the one-year period following such termination.

          (d)   CLAWBACK. Notwithstanding anything in the Plan or any Agreement to the contrary, in the event that a Participant or former Participant breaches any nonsolicitation agreement entered into with, or while acting on behalf of, the Company or any Affiliate, the Committee may (a) cancel any outstanding Award granted to such Participant or former Participant, in whole or in part, whether or not vested, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of, or lapse of restrictions with respect to, an Award, require such Participant or former Participant to repay to the Company any gain realized or payment or shares received upon the exercise or payment of, or lapse of restrictions with respect to, such Award (with such gain, payment or shares valued as of the date of exercise, payment or lapse of restrictions). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in shares of Stock or cash or a combination thereof (based upon the Fair Market Value of the shares of Stock on the date of repayment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant or former Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

        8.     GENERAL PROVISIONS.

          (a)   COMPLIANCE WITH LAWS AND OBLIGATIONS. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

          (b)   LIMITATIONS ON TRANSFERABILITY. No Option shall be transferable by a Participant other than by will or by the laws of descent and distribution or, in the case of an Option other than an ISO, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth at the time of grant (but not thereafter), in the Agreement evidencing an Option (other than an ISO), that the Option may be transferred to members of the Participant's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Participant. For this purpose, immediate family means the Participant's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant. Until all restrictions upon the shares of Restricted Stock awarded to a Participant shall have lapsed or such other Awards shall have vested, shares subject to such Awards shall not be sold, transferred or otherwise disposed of, shall not be pledged or otherwise hypothecated, and shall not be subject to the claims of creditors.

          (c)   NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any employee's employment or other person's service at any time.

          (d)   TAXES. At such times as a Participant recognizes taxable income in connection with the receipt of shares or cash hereunder (a "Taxable Event"), the Participant shall pay to the Company in cash an amount that is at least equal to the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the"Withholding Taxes") prior to the issuance, or release from escrow, of such shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to a Participant an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes, and, if administratively feasible, the Company may, at a Participant's request, deduct additional cash for payment of any taxes in excess of the Withholding Taxes. The Committee may provide in the Agreement at the time of grant, or at any time thereafter, that the Participant, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to, but not in excess of, the Withholding Taxes.

          (e)   CHANGES TO THE PLAN AND AWARDS. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, except as specifically permitted under the Plan, no such action may materially impair the rights of any Participant with respect to any outstanding Award without the consent of such Participant. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Agreement relating thereto; provided, however, that, except as specifically permitted under the Plan, no such action may materially impair the rights of a Participant with respect to any outstanding Award without the consent of such Participant. Notwithstanding this Section 8(e) or any other provision of the Plan, (i) no Option granted hereunder may be "repriced" at a lower exercise price, (ii) no modification or amendment of any outstanding Option (including the cancellation of such Option for a new Option at a lower exercise price) is permitted hereunder if such modification or amendment would qualify as a "repricing," and (iii) except with respect to accelerations and cancellations that are effected pursuant to Section 7(c) and 7(d) of the Plan, (A) no Award that is intended to be "performance-based" may be amended or modified if such amendment or modification would cause such Award to lose its qualification as "performance-based," and (B) no term of any ISO may be changed or modified without the consent of the Participant if such change or modification would cause the ISO to fail to qualify as such.

          (f)    NO RIGHTS TO AWARDS; NO STOCKHOLDER RIGHTS. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

          (g)   UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation.

          (h)   NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

          (i)    NO FRACTIONAL SHARES. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (j)    COMPLIANCE WITH CODE SECTION 162(M). It is the intent of the Company that certain employee Options and Performance Shares subject to Section 7(b) shall constitute "qualified performance-based compensation" within the meaning of Code Section 162(m). Accordingly, if any provision of the Plan or any Agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives. Unless otherwise stated in the applicable Agreements, all Options granted hereunder to the Chief Executive Officer of the Company and the next five most highly paid officers of the Company are intended to be "performance-based."

          (k)   GOVERNING LAW. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

          (l)    EFFECTIVE DATE; PLAN TERMINATION. This Plan shall become effective on the Effective Date, subject to subsequent stockholder approval. The Plan shall terminate on the day preceding the fifth anniversary of the Effective Date and no Award may be granted thereafter; provided, however, that the Board shall have the right to earlier terminate the Plan provided that no such termination shall: (i) impair or adversely alter any Awards theretofore granted under the Plan, except with the consent of the Participant, or (ii) deprive any Participant of any Shares which he or she may have acquired through or as a result of the Plan.

          (m)  ELECTRONIC TRANMSMISSION. Notwithstanding any provision of this Plan to the contrary, at such time as the Company institutes a policy for delivery of notice or Award by e-mail, any written Award or notice referred to herein may be given in accordance with such policy.

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  Exhibit 4.6
ALLIANCE DATA SYSTEMS CORPORATION 2003 LONG-TERM INCENTIVE PLAN